UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2015

PCM, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25790	95-4518700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 E. Mariposa Ave.

El Segundo, California 90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 17, 2015, PCM, Inc. entered into a definitive agreement to acquire certain Business to Business (B2B) assets of Systemax’s North American Technology Group (NATG) including the TigerDirect brand for $14 million in cash. PCM will not acquire cash, accounts receivable, inventory or assume trade payables in connection with the transaction. Under the terms of the agreement, PCM will acquire the right to hire approximately 400 B2B sales representatives located across the United States and Canada, all rights to the NATG B2B customer list (and not any consumer customer list), certain B2B customer and vendor contracts, trademarks and other intellectual property rights including the TigerDirect brand, and certain fixed assets and equipment. At closing, the parties will enter into a transition services agreement to facilitate an orderly transition of the purchased assets. Also, PCM will be assuming certain leases and entering into certain subleases for office space where the approximate 400 B2B sales representatives currently work. PCM expects that the acquisition will significantly enhance PCM’s footprint in the small-medium-business marketplace, as well as in the educational and public sector markets. The transaction, which is subject to customary closing conditions, is expected to close on December 1, 2015.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of PCM, Inc. dated November 18, 2015

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PCM, INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Chief Financial Officer

Dated: November 18, 2015

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EXHIBIT INDEX

Exhibit	Description

99.1	Press Release of PCM, Inc. dated November 18, 2015

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